SECOND ADDENDUM

This Second Addendum ("Addendum") to that certain Standard Industrial / Commercial Multi Tenant - Lease Modified Gross dated February 28, 2008 and the First Addendum thereto by and between 1918 Main Street Associates, LLC, as Lessor, and Image Metrics, Inc. a California Corporation as Lessee, is dated as of the date of the Lease. The terms and provisions of this Addendum shall have the same force and effect if set forth in full in the text of the Lease and First Addendum and in the event of any conflict between the terms of the Second Addendum and the terms of the Lease and First Addendum, the Terms of this Addendum shall control. Unless otherwise expressly defined in this Second Addendum, any capitalized terms used in this Second Addendum shall have the meaning, if any, given to such terms in the Lease.

1. **EXTENSION OF TERM**. Paragraph 1.3 and 50 of the Lease currently reflect a Lease expiration of March 31, 2013. This Second Addendum confirms the parties' understanding that the Lease Term is hereby extended for one (1) additional year until March 31, 2014, at which time it shall expire.

2. **NO RIGHTS OF CANCELLATION**. Paragraph 58 of the First Addendum and any cancellation rights under the original Lease are hereby null and void. Lessee shall remain in full occupancy paying rent through March 31, 2014.

3. **BASE RENTAL**. Commencing April 1, 2011 and monthly thereafter, except as modified herein, the Base Rental Rate for the subject Premises shall remain Thirty Three Thousand One Hundred Thirty Five Dollars and Ninety Cents per month ($33,135.90) on a Modified Gross Basis (as that term is defined in the Lease).

   Commencing April 1, 2012 and continuing monthly throughout the second year of the Lease Term, the Base Rental Rate on a Triple Net Basis shall be increased to Thirty Four Thousand Four Hundred and Sixty One Dollars and Thirty Three Cents ($34,461.33) per month on a Modified Gross Basis.

   Both of the above rental rates are identical to those in the original Lease and First Addendum.

   Commencing April 1, 2013 and continuing through March 31, 2014 (Lease Expiration), the Base Rental Rate on a Modified Gross Basis shall be increased to Thirty Five Thousand Eight Hundred Thirty Nine and Seventy Eight Cents ($35,839.78) per month.

   The above shall represent the Base Monthly Rental Rates for the extended Term.

4. **PARKING**. Commencing April 1, 2011, the monthly parking rate for the spaces defined in Paragraph 54 of the original Lease and Addendum shall be as follows:

April 1, 2011 – March 31, 2012	$2,894.06
April 1, 2012 – March 31, 2013	$3,038.77
April 1, 2013 – March 31, 2014	$3,190.70

All of Lessee's rights to use the parking area are defined in Paragraph 54 of the First Addendum.

5. **"AS IS" CONDITION**. The parties acknowledge that Lessee is an existing Tenant extending its Lease. Therefore the Lease is being extended in its "as is, where is" condition. Lessor shall have no obligations of any kind as to the Premises other than as outlined in the original Lease and Addendum.

6. **OPTION TO EXTEND TERM.** Paragraph 56 of the First Addendum is hereby amended to reflect that the original option wasn't exercised by Lessee in the original Lease and there are no further options to extend the Term granted by Lessor beyond the new extended Lease Term in Paragraph 49 above.

7. **ADVANCE RENTS.** Lessee has agreed to prepay Base Rent and Parking to Lessor in six (6) month increments every six months. By way of example on or before April 1, 2011, Lessee shall pay to Lessor the sum of $216,179.76 ($36,029.96 x 6 months). Lessee shall similarly pay the following six month prepayments on the following dates:

October 1, 2011	$216,179.76 ($36,029.96 x 6 months)
April 1, 2012	$225,000.60 ($37,500.10 x 6 months)
October 1, 2012	$225,000.60 ($37,500.10 x 6 months)
April 1, 2013	$234,182.88 ($39,030.48 x 6 months)
October 1, 2013	$234,182.88 ($39,030.48 x 6 months)

8. **LETTER OF CREDIT/SECURITY DEPOSIT**. Paragraphs 1.7 (b), 5, 60, 60.1 & 60.2 of the original Lease and Addendum are hereby modified to reflect that Lessee put up an original Security Deposit in the form of a Letter of Credit. Said Letter of Credit was used by the parties to pay past rental obligations of Lessee.

The parties hereby acknowledge that no Letter of Credit now exists for the Premises and that no Security Deposit or return of a Letter of Credit shall be owed by Lessor to Lessee at completion of the Lease Term.

Wherever in this Second Addendum there is a conflict with the Lease and the First Addendum, it is understood that the terms of this Second Addendum shall prevail.

IN WITNESS HEREOF, the parties have executed this Addendum the day and year first above written.

FOR LESSEE:
IMAGE METRICS, INC.
A CALIFORNIA CORPORATION

By: [signature]

Its: CHIEF EXECUTIVE OFFICER

Date: 5/6/2011

FOR LESSOR:
1918 MAIN STREET ASSOCIATES, LLC

By:____________________

Its:____________________

By:____________________

Its:____________________

Date:____________________

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